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                                  EXHIBIT 8.1
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                  OPINION OF BROBECK, PHLEGER & HARRISON LLP
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         [LETTERHEAD OF BROBECK, PHLEGER & HARRISON LLP APPEARS HERE]


                                March 29, 1996




Cisco Systems, Inc.
170 West Tasman Drive
San Jose, CA  95134

Ladies and Gentlemen:

          This opinion is being delivered to you pursuant to Section 6.1(e) of the Agreement and Plan of Reorganization (the "Agreement") among Cisco Systems, Inc., a California corporation ("Cisco"), its wholly-owned subsidiary, Big Sky Acquisition, California corporation ("Sub"), and TGV Software, Inc., a California corporation ("TGV"), dated January 23, 1996. Pursuant to the Agreement and the related Agreement of Merger (collectively, the "Merger Agreements"), Sub will merge with and into TGV (the "Merger"), and TGV will become a wholly-owned subsidiary of Cisco.

          Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreements. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

          We have acted as legal counsel to Cisco and Sub in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Date) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

          1.   The Merger Agreements;

          2. Representations made to us by Cisco and Sub in a letter reproduced as Exhibit A hereto;

          3. Representations made to us by TGV in a letter reproduced as Exhibit B hereto;

          4. Representations made by certain shareholders of TGV in "Shareholder Representation Agreements";
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          5.   The Registration Statement;

          6. An opinion of Morrison & Foerster substantially identical in form and substance to this opinion (the "Morrison's Tax Opinion"); and

          7. Such other instruments and documents related to the formation, organization and operation of Cisco, TGV and Sub or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

          In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

          1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

          2. The Merger will be consummated in accordance with the Merger Agreement and will be effective under the laws of the State of Delaware;

          3. The shareholders of TGV do not, and will not on or before the Effective Date, have an existing plan or intent to dispose of an amount of Cisco Common Stock to be received in the Merger (or to dispose of TGV capital stock in anticipation of the Merger) such that the shareholders of TGV will not receive and retain a meaningful continuing equity ownership in Cisco that is sufficient to satisfy the continuity of interest requirement as specified in Treas. Reg.
(S)1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions;

          4. After the Merger, TGV will hold "substantially all" of its and Sub's properties within the meaning of Section 368(a)(2)(E)(i) of the Code and the regulations promulgated thereunder;

          5. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. (S)1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187;

          6. No TGV shareholder guaranteed any TGV indebtedness outstanding during the period immediately prior to the Merger, and at all relevant times, including as of the Effective Time, (i) no outstanding indebtedness of TGV, Cisco or Sub has or will represent equity for tax purposes; and (ii) no outstanding equity of TGV,
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Cisco or Sub has or will represent indebtedness for tax purposes; and

          7.   The Morrison Tax Opinion has been delivered and not withdrawn.

          Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will be a "reorganization" as defined in Section 368(a) of the Code.

          In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

          1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

          2. This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In particular, we express no opinion regarding (i) whether and the extent to which any TGV shareholder who has provided or will provide services to TGV, Cisco or Sub will have compensation income under any provision of the Code; (ii) the effects of such compensation income, including but not limited to the effect upon the basis and holding period of the Cisco stock received by any such shareholder in the Merger; (iii) the potential application of the "golden parachute" provisions (Sections 280G, 3121(v)(2) and 4999) of the Code, the alternative minimum tax provisions (Sections 55, 56 and
57) of the Code or Sections 305, 306, 357, 424, and 708, or the regulations promulgated thereunder; (iv) other than the fact that the merger will be a reorganization within the meaning of Code Section 368 and the consequences that follow directly and solely from such characterization, the corporate level tax consequences of the Merger to Cisco, Sub or TGV, including without limitation the recognition of any gain and the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of TGV, after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof; (v) the basis of any equity interest in TGV acquired by Cisco in the Merger; (vi) the tax consequences of any transaction in which TGV stock or a right to acquire TGV stock was received; and (vii)
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the tax consequences of the Merger (including the opinion set forth above) as applied to stockholders of TGV and/or holders of options or warrants for TGV stock or that may be relevant to particular classes of TGV stockholders and/or holders of options or warrants for TGV stock such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

          3. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreements or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreements are not consummated in accordance with the terms of such Merger Agreements and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

          4. This opinion has been delivered to you for the purpose of satisfying the conditions set forth in Section 6.1(e) of the Agreement and is intended solely for your benefit; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We do hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any further amendments thereto. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

                                          Very truly yours,

                                          /s/ BROBECK, PHLEGER & HARRISON LLP
                                          BROBECK, PHLEGER & HARRISON LLP